Exhibit 5.1

Faegre Drinker Biddle & Reath LLP
One Logan Square, Suite 2000
Philadelphia, Pennsylvania 19103
+1 215 988 3330 main
December 10, 2021
Context Therapeutics Inc.
3675 Market Street, Suite 200
Philadelphia, Pennsylvania 19104
Ladies and Gentlemen
We have acted as counsel to Context Therapeutics Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (the “Registration Statement”) by the Company under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the potential resale from time to time by certain selling stockholders named therein (the “Selling Stockholders”) of up to (i) an aggregate of 5,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) that are issued and outstanding and are currently held by the Selling Stockholders (the “Shares”) and (ii) 5,000,000 shares of Common Stock that are issuable from time to time upon the exercise of warrants (the “Warrants”) currently held by the Selling Stockholders (such shares of Common Stock underlying the Warrants, the “Warrant Shares”). We have been advised, and the opinions rendered herein assume, that the Shares and the Warrants were issued to the Selling Stockholders pursuant to that certain securities purchase agreement, dated December 1, 2021, between the Company and the Selling Stockholders (the “Private Placement Agreement”).
For purposes of this opinion letter, we have examined originals, or copies certified or otherwise authenticated to our satisfaction, of the following documents: (i) the Registration Statement, (ii) the Private Placement Agreement, (iii) the Warrants, (iv) that certain registration rights agreement, dated December 1, 2021, between the Company and the Selling Stockholders, (v) the Company’s Amended and Restated Certificate of Incorporation, as amended to date, filed as Exhibit 3.1 to the Registration Statement, (vi) the Amended and Restated Bylaws of the Company, as amended to date, filed as Exhibit 3.2 to the Registration Statement, and (vii) the resolutions of the Company’s board of directors authorizing the issuance of the Shares, the Warrants and the Warrant Shares. We have also examined a certificate of the Secretary of the Company dated the date hereof (the “Certificate”) and originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate records and other records, agreements, instruments, certificates of public officials and documents as we have deemed necessary as a basis for the opinions hereinafter expressed and have reviewed such matters of law as we have deemed relevant hereto. As to all issues of fact material to this opinion letter, we have relied on certificates, statements or representations of public officials, of officers and representatives of the Company (including the Certificate) and of others, without any independent verification thereof or other investigation.
In our examination, we have assumed without investigation: (i) the legal capacity of all natural persons; (ii) the genuineness of all signatures, including electronic signatures; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies; (v) the authenticity of the originals of such latter documents; (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, documents, instruments, certificates and records we have reviewed; and (vii) the absence of any undisclosed modifications to the agreements and instruments reviewed by us.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:
1.    The Shares have been duly authorized by the Company and are validly issued, fully paid and nonassessable.
2.    The Warrant Shares have been duly authorized by the Company and if, when and to the extent any Warrant Shares are issued in accordance with the terms of the applicable Warrant(s), including the due and proper exercise of such Warrant(s) by the applicable Selling Stockholder, payment in full by such Selling Stockholder to the Company of the exercise price as required thereunder,  delivery of certificates representing the Warrant Shares duly executed by the duly authorized officers of the Company, countersigned by the transfer agent therefor, to such Selling Stockholder (or in the case of Warrant Shares issued without certificates, the due registration of issuance and constructive delivery through book entry of such Warrant Shares), such Warrant Shares will be validly issued, fully paid and nonassessable.
Our opinions set forth herein are limited to the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of any other laws.
With respect to our opinion regarding the Warrant Shares, we express no opinion to the extent that, notwithstanding the Company’s current reservation of the maximum number of Warrant Shares as of the date hereof, future issuances of securities of the Company, including the Warrant Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Warrants, may cause the Warrants to be exercisable for more shares of Common Stock than the number that then remain authorized but unissued. Further, we have assumed that the exercise price (as defined in the Warrants) will not be adjusted to an amount below the par value per share of the Warrant Shares.
This opinion letter is rendered as of the date first written above, and we assume no responsibility for updating this opinion letter or the opinions or statements set forth herein to take into account any event, action, interpretation or change in law occurring subsequent to the date hereof that may affect the validity of such opinions or statements. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Warrant Shares.
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to being named in the Prospectus under the caption “Legal Matters” with respect to the matters stated therein. In giving these consents, we do not imply or admit that we are “experts” within the meaning of the Act or that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

FAEGRE DRINKER BIDDLE & REATH LLP

/s/ Walter J. Mostek, Jr.
By: Walter J. Mostek, Jr., Partner